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CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Board of Directors
NXT Energy Solutions Inc.

We consent to the incorporation by reference in the registration statements (No. 333-89251, 333-108465, 333-129803 and 333-146890) on Form S-8 of NXT Energy Solutions Inc. of our report dated April 30, 2018, with respect to the consolidated balance sheets of NXT Energy Solutions Inc. as of December 31, 2017 and 2016 and the related consolidated statements of income (loss) and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and notes, comprising a summary of significant accounting policies and explanatory information, which report appears in the December 31, 2017 annual report on Form 20-F of NXT Energy Solutions Inc.

Chartered Professional Accountants
Calgary, Canada
April 30, 2018

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